Exhibit (a)(19)

                               CII FINANCIAL, INC.
                     California Indemnity Insurance Company
                      Commercial Casualty Insurance Company
                  subsidiaries of Sierra Health Services, Inc.
                     P.O.Box 15645, Las Vegas, Nevada 89114-5645


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:   John Okita                       Andrew C. Karp
            Chief Financial Officer          Managing Director
            (702) 242-7531                   Banc of America Securities LLC
                                             High Yield Special Products
                                             (704) 388-4813 or (888) 292-0070

                     CII FINANCIAL ANNOUNCES SATISFACTION OF
                     FINANCING CONDITION OF EXCHANGE OFFER


         Las Vegas, April 5, 2001 - CII Financial, Inc. today announced that the condition of its pending exchange offer for all $47 million of its outstanding 7 1/2% convertible subordinated debentures due September 15, 2001 (CUSIP No. 12551LAB7)- requiring the Company to obtain sufficient cash to pay any cash required to be paid as exchange consideration has been satisfied. The Company will receive a dividend in the amount of $5.0 million from California Indemnity Insurance Company, one of its insurance subsidiaries, and a $15.0 million loan from Sierra Health Services, Inc., the Company's corporate parent. The Company said all other terms of the offer remain unchanged,including the condition requiring the valid tender of at least 90% of the aggregate principal amount of the old subordinated debentures. Assuming the satisfaction of all other conditions, the Company will be in a position to accept all tendered debentures and close the offer on April 12, 2001, the scheduled expiration date of the offer. Under the offer, holders can choose to exchange their old 7 1/2% junior subordinated debentures for either new debentures or cash.

         The  complete   terms  of  the  offer  are  contained  in  the  amended
Preliminary Prospectus and Exchange Offer dated March 30, 2001.

     Banc of America Securities LLC is the exclusive dealer manager for the offer. D.F. King & Co., Inc. is the information agent and Wells Fargo Corporate Trust is the depositary. Copies of the Preliminary Prospectus and Exchange Offer may be obtained by calling D.F. King at (800) 735-3591. Additional information concerning the terms and conditions of the offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070.

                               ---more---

Satisfaction of Financing Condition p. 2/2/2/2/2


         CII Financial is a holding company primarily engaged in writing workers' compensation insurance in nine western and mid-western states through its wholly owned subsidiaries, California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company. CII Financial is a wholly owned subsidiary of Sierra Health Services, Inc. (NYSE:SIE), a diversified health care services company based in Las Vegas.

         Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, some of which may be found in the Preliminary Prospectus and Exchange Offer and other documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

         Additional Information and Where to Find It:

         CII Financial, Inc. has filed a Registration Statement with the Securities and Exchange Commission on Form S-4 registering the new debentures to be issued in the exchange offer. The Registration Statement and the preliminary prospectus contained therein contain important information about CII Financial, the exchange offer and related matters. Security holders are urged to read the Registration Statement and the preliminary prospectus contained therein, CII Financial's Schedule TO and any other relevant documents filed by CII Financial with the SEC.

         The Registration Statement has not yet become effective. The new debentures may not be sold and, although you may tender your old debentures, tenders may not be accepted prior to the time the Registration Statement becomes effective. This shall not constitute an offer to sell or an offer to buy nor shall there be any sale of the new debentures in any State in which such offer, solicitation or sale would be unlawful.

         Security holders are able to obtain copies of the Registration Statement on Form S-4 and the preliminary prospectus, CII Financial's Schedule TO and any other relevant documents for free through the Web site maintained by the SEC at http://www.sec.gov. In addition, these documents are available free of charge by contacting the Information Agent for the offer, D.F. King & Co., at
(800) 735-3591. If you have any questions about the offer, please call the Dealer Manager for the offer, Banc of America Securities LLC, at (888) 292-0070.

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